Exhibit (g)

T 212.468.7000
866.374.8726
F 917.510.2950

www.bnyconvergex.com

1633 Broadway, 48th Floor
New York, NY 10019

September 29, 2011

Adam Phillips
Managing Director, ETFs
Van Eck Securities Corporation
335 Madison Avenue – 19th Floor
New York, NY 10017

Re:	Transition Management Agreement

Dear Adam:

BNY ConvergEx Execution Solutions LLC (“ConvergEx”) is pleased to provide Van Eck Securities Corporation (“Van Eck”) with transition management services in connection with the proposed exchange offers (the “Exchange”) whereby the owners of six Merrill Lynch-sponsored HOLding company Depository ReceiptS (“HOLDRS”) trusts may exchange their shares for shares of certain series of Market Vectors ETF Trust (the “ETFs”). Van Eck is entering into this agreement in anticipation of acting as the attorney-in-fact on behalf of all HOLDRS owners participating in the Exchange pursuant to the authority set forth in the Exchange Documents (as defined below) executed and delivered by all of the tendering HOLDRS owners or their nominees in connection with the Exchange.

The parties understand and agree that, as part of the Exchange and pursuant to the applicable Exchange Documents, all tendering HOLDRS owners will direct their nominees, and their nominees will direct Van Eck, to instruct ConvergEx to effect the Rebalancing Transaction (as defined below) in the securities underlying their HOLDRS shares (the “Assets”) at the direction of Van Eck. Van Eck will direct ConvergEx to restructure the Assets in order to deliver a target portfolio of securities that can be transferred to the ETFs or its agents in order to effect the Exchange (the “Rebalancing Transaction”). By agreeing to the terms and conditions contained herein, Van Eck, as attorney-in-fact on behalf of all tendering HOLDRS owners, hereby appoints ConvergEx pursuant to the Instructions (as defined below) and authorizes ConvergEx to act as the manager for the Rebalancing Transaction and as an authorized participant with respect to the transfer of the ETF shares (in its dual role, ConvergEx is hereby referred to as the “Transition Manager”) in accordance with the terms set forth below (the “Agreement”). This Agreement and the services to be provided pursuant to it are expressly conditioned, with respect to each ETF, upon the acceptance by such ETF of its Exchange and upon delivery of the Instructions to ConvergEx on the Transition Date.

Van Eck acknowledges and agrees that the Assets to be included in the Rebalancing Transaction will be domiciled at The Bank of New York Mellon (the “Custodian”) on or before the date the Rebalancing Transaction is scheduled to commence (the “Transition Date”). The Offer to Exchange, Letter of Transmittal and related documents (the “Exchange Documents”) will describe ConvergEx’s role in the Rebalancing Transaction. Van Eck will obtain the required authorizations from the tendering HOLDRS owners to appoint ConvergEx to act as Transition Manager in connection with the Rebalancing Transaction and to act as attorney-in-fact on their behalf in providing any and all instructions necessary for ConvergEx to accomplish the Rebalancing Transaction. Van

Eck agrees to promptly forward to ConvergEx copies of the communications it sends to each tendering HOLDRS owner relating to the Exchange. Van Eck understands and agrees that ConvergEx will not commence the Rebalancing Transaction until Van Eck provides a letter (the “Instructions”) (1) stating that the Exchange for all six of the ETFs (or a lesser number, if applicable) has been accepted by all parties from whom acceptance is required, (2) certifying, or attaching a document from The Bank of New York Mellon, acting through BNY Mellon Shareowner Services, certifying, that all tendering HOLDRS owners, through their nominees, have appointed Van Eck as attorney-in-fact on behalf of such HOLDRS owners, (3) attaching a certified list of all securities underlying the HOLDRS shares tendered in the Exchange (the “Underlying Securities List”) which, among other things, identifies the name and amount of such underlying securities and identifies any and all securities positions that are not immediately transferable on the Transition Date, (4) attaching a list of the securities to be purchased and sold in the Rebalancing Transaction and the share amounts or percentages relating thereto, including any special trading instructions (the “ETF List”), and (5) instructing ConvergEx to engage in the Rebalancing Transaction. Forms of the Instructions, the Underlying Securities List and the ETF List are attached hereto as Schedules 1, 2 and 3, respectively.

In its role as Transition Manager, ConvergEx will faithfully administer the Rebalancing Transaction and delivery of ETF shares and will execute, or will direct its affiliates to execute, the Rebalancing Transaction based on the Instructions and provide services ancillary thereto within the parameters established by Van Eck. ConvergEx, itself and/or through its affiliates, will provide Van Eck with execution and ancillary services related to the Rebalancing Transition in a timely and cost-efficient manner. Van Eck will be obligated to cause the Custodian to deliver all of the securities identified on the Underlying Securities List to ConvergEx no later than noon on the date on which the trades executed during the Rebalancing Transition are due to settle.

The parties agree that, on the Transition Date, Van Eck will instruct ConvergEx to effect all Rebalancing Transaction related purchase and sale transactions at the closing price per unit as determined by NYSE Arca, Inc. or such other market on which each security is primarily listed on that date (the “MOC Price”). ConvergEx will be responsible for executing all such transactions at the MOC Price once it receives the Instructions on the Transition Date. ConvergEx will be responsible for any trading losses incurred with respect to Rebalancing Transaction related purchase or sale transactions (“Trading Losses”) to the extent that a sale is executed by ConvergEx at a price lower than the MOC Price or a purchase is executed by ConvergEx at a price higher than the MOC Price (collectively, the foregoing shall be referred to herein as a transaction executed by ConvergEx “at a price inferior to the MOC Price”), provided however, that ConvergEx’s obligations to cover such Trading Losses for its own account, and not for the accounts of Van Eck or the tendering HOLDRS owners, will only become effective on the Transition Date at the time that ConvergEx receives the Instructions.

ConvergEx will not charge commissions on any of the transactions effected during the Rebalancing Transaction, provided however, that Van Eck agrees that ConvergEx will be entitled to a transaction fee with respect to any and all transactions during the Rebalancing Transaction where the price at which that transaction is executed is better than the MOC Price. Such transaction fee, if any, will be equal to the quantity of shares traded multiplied by the amount by which the execution price obtained in effecting that transaction is better than the MOC Price. In the event that during the Rebalancing Transaction the price at which that transaction is executed is worse than the MOC Price, the transaction fee charged on other trades executed by ConvergEx during the Rebalancing Transaction will be offset by an equal amount. The parties understand and agree that ConvergEx will net transaction fees that it earns from the settlement proceeds of transactions executing during the course of the

Rebalancing Transaction. In addition to the foregoing, the parties agree that the parties will adhere to the operational procedures set forth on Exhibit B.

ConvergEx will act exclusively as a broker and authorized participant in effecting the Rebalancing Transaction. Van Eck agrees that, in providing transition management services with respect to the Assets, ConvergEx: (1) will not provide any investment advice including advice with respect to the suitability or merit of any particular strategy, investment, purchase or sale decision, security, asset or asset class; (2) will not be responsible for handling corporate actions or proxy voting with respect to the Assets or the securities on the Underlying Securities List of the ETF List during the Rebalancing Transaction; (3) will not provide investment advice regarding the appropriate asset allocation for the Assets or the ETFs; (4) will not act with investment discretion with respect to any Assets or the ETFs and instead will act on the direction of Van Eck; and (5) will not act as fiduciary to Van Eck, the Assets or the tendering HOLDRS owners. Van Eck, and not ConvergEx, will be responsible for ensuring that the Assets and underlying securities being transitioned only include any securities that are freely transferable on the Transition Date.

Van Eck agrees that ConvergEx will have no responsibility to inquire into the authority of Van Eck or its designees to give any instructions or information or to enter into any transactions hereunder on behalf of Van Eck or the Assets or with respect to the Rebalancing Transaction. Van Eck represents and warrants that (i) Van Eck has full power and authority to enter into this Agreement; (ii) engaging in the Rebalancing Transaction is in compliance in all material respects with the terms of the Exchange Documents, the Assets and Applicable Laws (as defined below); (iii) it has determined that ConvergEx’s services are necessary to effect the Rebalancing Transaction; and (iv) it has determined that ConvergEx and its affiliates are capable of obtaining best execution for the transactions necessary to effect the Rebalancing Transaction. Van Eck acknowledges that ConvergEx and its affiliates may provide services or act as agent to other clients where such clients may have an interest in the investments, related investments or assets underlying the investments that conflict with the tendering HOLDRS owners’ interests.

Van Eck agrees that all transactions contemplated hereby shall be subject to applicable laws, and to governmental, regulatory, self-regulatory organization, exchange and clearinghouse rules, and customs and usages in effect from time to time (“Applicable Laws”). ConvergEx acknowledges its duty to seek to obtain best execution in connection with the Rebalancing Transaction and the Instructions. Van Eck agrees that, whenever possible, ConvergEx or an affiliate may effect any transactions in connection with the Rebalancing Transaction through the services of its brokerage affiliates, The Bank of New York Mellon and other entities or unaffiliated third parties, as may be necessary or appropriate to execute, clear and settle the transactions, in ConvergEx’s sole discretion. Van Eck understands and agrees that ConvergEx and these other entities may effect such transactions on a principal basis and, in that connection, earn a transaction fee in the form of a spread. Any transaction fee earned by ConvergEx will be in addition to any fees or commissions earned by exchanges, trading venues or third-party brokers utilized by ConvergEx during the course of the Rebalancing Transaction. Van Eck agrees that ConvergEx and such affiliates may, in the ordinary course of their businesses and in connection with the Rebalancing Transaction, receive remuneration from each other and third parties in connection with transactions, such as payment for order flow. ConvergEx agrees to provide information regarding any such remuneration it receives to the Van Eck upon request.

Upon the occurrence of Van Eck’s material breach of this Agreement, or failure to fulfill its obligations under this Agreement on a timely basis (each an “Event of Default”) or if ConvergEx, in good faith, believes that the

Custodian will not timely deliver the Assets to ConvergEx on the date of settlement of the trades made in connection with the Rebalancing Transaction, ConvergEx shall have the right (but not the obligation) to cancel any unexecuted orders, liquidate any outstanding positions, or take such other or further action as ConvergEx deems necessary or appropriate for its or its affiliates’ protection relating to the Rebalancing Transaction. Any such action may be made in the reasonable discretion of ConvergEx and its affiliates, with prior notice to Van Eck (if practicable) and prompt notice to Van Eck otherwise, and at such times and places as ConvergEx may reasonably determine.

Van Eck shall reimburse, indemnify, and hold harmless ConvergEx and its affiliates from and against any and all losses (other than Trading Losses), liabilities, penalties, taxes, judgments, fines, fees, costs, proceedings, claims, actions, investigations, damages, fines and expenses (including without limitation reasonable legal fees and costs of counsel whether the dispute or proceeding involves ConvergEx or not) (collectively, “Losses”) as they are incurred, arising out of or relating to, directly or indirectly (i) any Event of Default, (ii) any acts or omissions of Van Eck (in its capacity as attorney-in-fact on behalf of the tendering HOLDRS owners), the Custodian or any designee of Van Eck with respect to any aspect of the Rebalancing Transaction, or (iii) any breach of the representations or warranties made by Van Eck in this Agreement or in the Instructions; provided, however, that Van Eck shall not reimburse, indemnify or hold harmless ConvergEx or its affiliates for any Losses or Trading Losses (x) to the extent that a transaction is executed by ConvergEx or its affiliates at a price inferior to the MOC Price, or (y) to the extent such Losses, other than those in (x) above, are a result of gross negligence, bad faith, fraud or reckless or willful misconduct on the part of ConvergEx and/or its affiliates. The rights of ConvergEx and its affiliates provided above shall be in addition to any other right or remedy available to ConvergEx and its affiliates at law, by statute or in equity or under Applicable Laws. In no event shall Van Eck or its affiliates be liable for any indirect, consequential, incidental, exemplary punitive or special damages or any loss of profits, revenue or other commercial losses, whether foreseeable or not. Other than as provided in this Agreement or the Instructions, neither Van Eck nor its affiliates makes any representation or warranty, expressed or implied, as to its obligations described herein.

Except as otherwise set forth below, ConvergEx and its affiliates shall not be responsible or liable for any Losses resulting directly or indirectly from: (i) any act, omission, error, negligence or misconduct of Van Eck (in its capacity as attorney-in-fact on behalf of the tendering HOLDRS owners), the Custodian or Van Eck’s designee; (ii) any (1) general suspension of, or limitation on prices for, trading, clearing or settling in securities in the U.S. securities or financial markets, (2) declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or other major financial markets, (3) general failure of transmission or communication facilities in the Borough of Manhattan, New York City, New York, or (4) commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly involving the United States, in each case that prevents ConvergEx from performing its obligations under this Agreement (a “Market Dislocation”); and/or (iii) ConvergEx’s reliance on any instructions (including the Instructions), notices, or communications that it reasonably believes to be from any individual, representative authorized to act on behalf of Van Eck or its designee. ConvergEx will not be responsible for any Losses, except for Losses arising from ConvergEx’s or its affiliates’ gross negligence, fraud or willful misconduct; provided that ConvergEx will be responsible for Trading Losses with respect to a transaction to the extent that transaction is executed by ConvergEx or its affiliates at a price inferior to the MOC Price, but ConvergEx will not be responsible or liable for any Losses to the extent set forth in clause (ii) of the fifth bullet in Exhibit B. In no event shall ConvergEx or its affiliates be liable for indirect, consequential, incidental, exemplary punitive or special damages or any loss of profits, revenue or other commercial losses, whether foreseeable or not. Other than as provided in this Agreement, neither ConvergEx nor its affiliates makes any representation or warranty, expressed or implied, as to the services provided herein.

In performing its obligations hereunder, ConvergEx and its affiliates shall be entitled to rely on any instructions, notices, or communications that it reasonably believes to be from any individual or representative authorized to act on behalf of Van Eck or the Assets, including Van Eck and its representatives, and such reliance shall not be deemed to be gross negligence, bad faith, fraud or reckless or willful misconduct on the part of ConvergEx or its affiliates.

The interpretation and enforcement of this Agreement shall be governed by the laws of the State of New York, without regard to its principles of conflict of laws. This Agreement contains the entire agreement between the parties and supersedes any prior or contemporaneous agreements between the parties with respect to the Rebalancing Transaction. This Agreement does not alter, amend or modify any other agreement Van Eck may have with The Bank of New York Mellon Corporation or its subsidiaries. No provision of this Agreement shall in any respect be amended or deemed to be waived unless such amendment or waiver is signed by the party against whom such amendment or waiver is to be enforced. Neither party may assign its rights under this Agreement without the other party’s prior written consent and any purported assignment in violation of this provision shall be void; provided, however, that ConvergEx may assign this Agreement to an affiliate capable of performing ConvergEx’s obligations hereunder upon written approval by Van Eck. ConvergEx will be acting as an independent contractor to Van Eck in providing transition management services pursuant to this Agreement.

We ask that you review this Agreement and indicate your acknowledgment and approval by signing a copy of this letter and returning it to Gregory J. Trimboli at ConvergEx. You may terminate this Agreement immediately upon written notice to ConvergEx in the event of ConvergEx’s material breach of this Agreement or, for any other reason, upon 5 days prior written notice to ConvergEx. ConvergEx may terminate this Agreement immediately upon written notice in the event of Van Eck’s material breach of this Agreement. Any transactions executed pursuant to this Agreement prior to the receipt of such notice by ConvergEx will remain valid and binding.

We look forward to working with you on this transaction. If you have any questions regarding the transition process, please contact Gregory J. Trimboli at 212-468-76737779.

Very truly yours,

BNY ConvergEx Execution Solutions LLC

By:

Gregory J. Trimboli
Managing Director, Global Transition Management

AGREED AND ACCEPTED:

Van Eck Securities Corporation

By:

Name:
Title:

EXHIBIT A
OBJECTIVES

LIQUIDATE	AMOUNT*	FUND	AMOUNT*

Securities underlying tendered HOLDRS shares	$4,400,000,000	Market Vectors ETF Trust	$4,400,000,000

*Assumes 100% participation of eligible HOLDRS investors

FEES
ConvergEx will charge the following:

ASSET TYPE	COMMISSION RATE**

International Equity	$0.00

Domestic Equity	$0.00

** The commission schedule together with the Agreement includes all of ConvergEx’s charges. There are no additional management fees for ConvergEx’s services. ConvergEx will be entitled to charge a transaction fee with respect to any transaction where the execution price obtained in effecting that transaction is better than the MOC Price.

BNY ConvergEx Execution Solutions LLC

By:

Managing Director, Global Transition Management

AGREED AND ACCEPTED:

Van Eck Securities Corporation

By:
Name:
Title:

EXHIBIT B
TRANSITION OPERATIONAL PROCEDURES

•

All securities underlying the HOLDRS tendered pursuant to the Exchange will be available for immediate sale on the Transition Date and available for delivery, clearance and settlement on no later than noon (Eastern Time) on T+3.

•

Van Eck will provide (or will cause the Custodian to provide) ConvergEx with the Instructions, including the final certified Underlying Securities List and the final certified ETF List, no later than 2:30PM New York time on the Transition Date;

•

ConvergEx will sell or transfer the securities on the Underlying Securities List and will buy the securities necessary to create ETF shares in accordance with the Instructions (all of the sales and purchases shall, for this purpose, be deemed to be made at the MOC Price pursuant to those instructions) provided that Van Eck delivers the Instructions no later than 2:30PM New York time on the Transition Date;

•

Van Eck will instruct ConvergEx to deliver, and ConvergEx will deliver on T+3, all the securities on the ETF List to the Custodian or to an authorized participant on the Transition Date in order to facilitate the creation of the ETF shares. ConvergEx will deliver the securities on the ETF List as full and final settlement on T+3 contingent on the Custodian’s timely delivery of the Assets to ConvergEx;

•

In the event of a Market Dislocation after Van Eck delivers the Instructions but prior to the regular close of trading on the Transition Date, Van Eck will instruct ConvergEx to deliver, and ConvergEx will deliver on T+3, only (a) those securities that ConvergEx has purchased during the period between the time of delivery of the Instructions and the time of the Market Dislocation (all of the purchases shall, for this purpose, be deemed to be made at the MOC Price at the time of the Market Dislocation), (b) the cash that ConvergEx has obtained as a result of sales during the period between the time of delivery of the Instructions and the time of the Market Dislocation (all of the sales shall, for this purpose, be deemed to be made at the MOC Price at the time of the Market Dislocation) and (c) the securities on the Underlying Securities List which were not sold during the period between the time of delivery of the Instructions and the time of the Market Dislocation, in the case of clauses (a), (b) and (c) to the Custodian or to an authorized participant on the Transition Date in order to facilitate the creation of the ETF shares. Van Eck acknowledges that (i) the creation of the ETF shares under a Market Dislocation scenario may not result in a diversified portfolio for tax purposes and (ii) ConvergEx and its affiliates shall not be responsible or liable for any Losses resulting directly or indirectly from the failure to comply with the Instructions or deliver a diversified portfolio for tax purposes under a Market Dislocation scenario. ConvergEx will deliver the acquired securities as full and final settlement on T+3 contingent on the Custodian’s timely delivery of the Assets to ConvergEx; and

•

ConvergEx will disseminate reports relating to the securities purchased and sold (including MOC Prices) in the Rebalancing Transaction and all related transactions to Van Eck and/or its designee by 5:15 p.m. New York time on the Transition Date.